Exhibit 99.1

GrowLife, Inc. Announces New Chief Executive Officer

Company Appoints Dave Dohrmann as Chief Executive Officer and Board Director, Marco Hegyi Departs Company Leadership

KIRKLAND, WA, May 31, 2022 (GLOBE NEWSWIRE) -- via NewMediaWire – GrowLife, Inc. (OTCQB:PHOT) announced today that Company President Dave Dohrmann will assume the role of Chief Executive Officer of GrowLife. The change is set to become effective on July 1, 2022, following the departure of CEO Marco Hegyi. Dohrmann will also be replacing Marco Hegyi on the GrowLife board of directors.

Mr. Dohrmann has served as the Company President since December 2021 and has since been focused on strategic planning for the further development of GrowLife, including its market expansion into the burgeoning mushroom category. Dohrmann’s pedigree includes extensive time in the venture capital industry where he worked to develop and expand small and mid-cap companies. Dohrmann will leverage his experience in executive management, corporate development and venture capital, in order to expand GrowLife’s business and build shareholder value.

“I could not be more excited to assume this new role with GrowLife,” said newly appointed CEO Dave Dohrmann. “I want to extend my gratitude to Marco Hegyi on behalf of our company for his years of dedication to this organization. Marco has been extremely accommodating these past six months in allowing me to chart a new direction for the Company and I appreciate all the support and confidence he has shown me. As we look to the future, I am extremely confident in the opportunity we have in the mushroom space and have been working on some very exciting partnerships and transactions that I believe will take Grow Life to new levels. I hope to share more in the coming weeks as I take on this new role.”

“After almost nine years with GrowLife, I will be stepping aside at the end of June so Dave can take GrowLife to new and greater places,” said Marco Hegyi, departing CEO of GrowLife. “I came here for three years in 2013 and stayed for eight. I believe innovation is necessary for business growth, and believe Dave brings the creativity and leadership skills needed to lead GrowLife to a new level of success. My thanks to the over 90,000 shareholders who have supported me through the years. I could not be more confident that Dave is the right person for this role and feel that now is the right time for change. Wishing him and the entire organization all the best as it moves into new and exciting markets.”

About GrowLife, Inc.

GrowLife, Inc. was founded in 2012 and grew to become one of the largest names in plant cultivation equipment supply and consulting. In 2018 GrowLife acquired a majority share in EZ-Clone Enterprises, which remains the industry leader in commercial plant propagation equipment. Now acting as a parent company to its various operating assets, GrowLife is seeking to build on its value proposition through strategic initiatives focused on emerging markets in the natural wellness in the plant and fungi sectors.

Investor Relations Contact:  investors@growlifeinc.com  206-483-0059